Exhibit 99.1

Avatar Hires Regional Sales Manager to Market Document Imaging Solution Within Energy Sector and Expand Company Footprint Into Vertical Markets
May 11, 2005 10:15:00 AM ET


DALLAS,  May 11  /PRNewswire-FirstCall/  -- Avatar  Systems,  Inc. (OTC Bulletin
Board: AVSY), the petroleum industry's leading provider of integrated software solutions, has hired Tim Armstrong as Regional Sales Manager for Document Imaging. The announcement comes on the heels of a master reseller agreement with business process automation technology innovator, iDatix (R) Corporation. Avatar will resell the state-of-the-art iSynergy (R) suite of document imaging/document management products.

"Tim Armstrong brings to Avatar valuable document imaging and document management experience, along with a track record of success selling to large corporate accounts," said Chuck Shreve, President of Avatar Systems. "We anticipate his extensive knowledge base to have a significant impact, with the potential of more than doubling sales for the coming year. We anticipate that our new relationship with iDatix Corporation and Tim Armstrong's extensive industry expertise to have a substantial impact on Avatar's 2005 revenues."

Armstrong most recently served at Toshiba, where he ran the Southeast Coast Region operation for document imaging. Prior to that, he was Major Account Manager and Regional Sales Manager at Pitney Bowes and Computer Associates, respectively. During his 20-year career, Armstrong has worked with Fortune 500 customers such as Raytheon, Dr Pepper, American Airlines and National Instruments. "Tim's document imaging experience in a variety of industries is a decided advantage as we roll out our document imaging and document management solution into vertical markets outside of the energy sector," said Shreve.

Armstrong will concentrate initial sales efforts on Avatar's existing oil and gas customer base. "The petroleum industry is burgeoning and Avatar customers have a critical need for a document imaging solution to streamline the vast amount of paper generated," Armstrong said. "Avatar's solution offers an innovative tool to create a paperless environment, enabling users to pull together and electronically manage records with the push of a button."

Armstrong added, "It is exciting to be associated with a superior product and a company whose drive for excellence continues to turn bold vision into reality."

Avatar Systems, Inc. is based in Dallas, Texas. The company provides enterprise resource solutions for companies engaged in the petroleum exploration and production industry. Currently, Avatar has a growing customer base of 300 on its Petroware(TM) products, approximately 50 customers utilizing the Company's Avatar400(TM) IBM AS400 product, and 100 subscribers utilizing its ASP services. Three years ago, Avatar released its new 32 bit Windows based product, Petroware 2000(TM), which has had over 150 users since its release. Avatar launched its ASP (Application Service Provider) "RAPID"(TM) product in 1998. Avatar's product portfolio provides excellent assistance in the crucial function of effectively managing a business in the petroleum industry.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward- looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.

(C) 2005 PRNewswire